Exhibit 10.1

TRANSITION & SEPARATION AGREEMENT

This TRANSITION & SEPARATION AGREEMENT (this “Agreement”) is made, as of the Effective Date (as defined herein), by and among Scott Sannes (“Employee”), Janus International Group, Inc., a Delaware corporation (the “Company”), and with respect to Section 2(b) only, each of Janus International Group, LLC, a Delaware limited liability company (“Janus”) and Janus Midco, LLC, a Delaware limited liability company (“Midco”). Employee and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Employee has been employed as the Company’s Chief Financial Officer pursuant to that certain Offer Letter dated April 14, 2015 by and between the Parties (the “Offer Letter”).

B. Employee was awarded certain Class B Common Units of Midco pursuant to that certain Unit Grant Agreement dated March 15, 2018 by and among Janus, Midco, and Employee (the “Class B Grant Agreement”).

C. On April 29, 2022, the Company granted Employee certain performance stock units (“PSUs”) pursuant to the Janus International Group, Inc. 2021 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time (the “Plan”) and that certain Performance Stock Unit Grant Notice and Performance Stock Unit Agreement, by and between the Company and Employee (the “PSU Agreement”).

D. On April 29, 2022, the Company granted Employee certain stock options (the “Options”) pursuant to the Plan and that certain Stock Option Grant Notice, by and between the Company and Employee (the “Option Agreement”).

E. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Offer Letter, the Class B Grant Agreement, Option Agreement, PSU Agreement, or the Plan as applicable.

F. Employee’s employment with the Company will end as provided in Section 1 of this Agreement.

G. The Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Employee’s transition out of and separation from the Company and, therefore, agree to the terms set forth in this Agreement.

1. Separation Date. Employee’s employment with the Company shall end on September 14, 2022, or such earlier date that Employee’s employment is terminated for any reason (the “Separation Date”). Notwithstanding any provision in the Offer Letter, the Class B Grant Agreement, Option Agreement, or PSU Agreement to the contrary, Employee shall no longer be the Company’s Chief Financial Officer effective as of June 16, 2022, and the Company may determine, in its sole discretion, the extent to which Employee’s services or presence at the Company’s premises or other events will be necessary prior to the Separation Date as an employee of the Company (it being expected that Employee will report to and work with the Company’s new Executive Vice President and Chief Financial Officer, the Company’s Chief Executive Officer and

the Company’s Board of Directors to ensure smooth transition of responsibilities and projects and be available as necessary for relevant transition projects). Effective on the Separation Date, Employee voluntarily resigns from any and all positions Employee holds with the Company and its affiliates. Employee agrees not to hold himself out as a partner, member, director, officer, employee or as otherwise affiliated with the Company or any of its affiliates (including on social media) after the Separation Date (and not hold himself out as an officer following the Effective Date). Employee represents and warrants that Employee has been paid all compensation due and owing to Employee as of the date Employee executes and re-executes this Agreement. Employee agrees that he is not owed any further compensation or benefits except as explicitly set forth in this Agreement. Further, in exchange for the consideration provided to Employee under this Agreement, the Company and Employee agree that Employee will be entitled to and shall receive the severance compensation set forth in paragraph 4 of the Offer Letter, subject to terms set forth in Section 2 below.

2. Company Obligations. Provided that (a) Employee’s employment has not been terminated by the Company for Cause or Employee has not resigned, in each case, prior to September 14, 2022, (b) Employee executes this Agreement within 21 days of receipt, (c) Employee re-executes this Agreement within ten days following (but not prior to) the Separation Date, (d) Employee effectuates and does not revoke both this Agreement and the re-execution of this Agreement (and the Second Release Effective Date occurs), (e) Employee remains in compliance with the Restrictive Covenants (as defined below), and (f) Employee complies with this Agreement and the Restrictive Covenants at all times, then Employee shall be entitled to the benefits set forth below, without duplication (in full and complete satisfaction of all post-termination payments, benefits, and obligations owed to Employee pursuant to the Offer Letter or otherwise). “Cause” as used herein shall have the same meaning as the definition of Cause set forth in Section 2.7 of the Plan.

(a) Severance. The Company shall pay Employee (i) severance in the form of salary continuation at Employee’s base salary in effect as of the Separation Date (subject to all applicable taxes and other withholdings), for a period of six (6) months on the Company’s payroll dates beginning no later than the second regularly scheduled payroll date following the Second Release Effective Date (defined below) (the “Severance Period”), (ii) a prorated portion of Employee’s annual bonus under the Company’s Management Incentive Plan (the “Annual Bonus”) with respect to the 2022 calendar year in an amount equal to the product of (A) the actual Annual Bonus, if any, that Employee would have earned for the 2022 calendar year if Employee’s employment had not terminated and (B) a fraction, the numerator of which is the number of days elapsed in the 2022 calendar year through June 30, 2022 and the denominator of which is the number of days in the 2022 calendar year, payable in a lump sum on the date annual bonuses for the 2022 calendar are paid to other senior executives of the Company (but, in all events, no later than March 15, 2023), and (iii) an amount equal to the product of (A) six (6) and (B) the monthly amount of the Company’s contributions to the premiums for Employee’s group health plan coverage (including coverage for Employee’s spouse and eligible dependents), determined under the Company’s group health plan as in effect immediately prior to the Separation Date, payable in a lump sum cash payment within sixty (60) days following the Separation Date.

(b) Performance Stock Units and Options. Notwithstanding anything to the contrary set forth in the PSU Agreement or the Option Agreement, on the Separation Date (i) Employee

shall forfeit 50% of the PSUs and Options granted thereunder and (ii) the remaining 50% of the PSUs and Options granted thereunder shall be eligible to vest in accordance with the vesting terms set forth therein as if Employee’s employment with the Company had not been terminated. Employee acknowledges and agrees that Employee shall continue to be bound by all of the terms and conditions set forth in the Plan, the PSU Agreement, the Option Agreement, and all exhibits attached thereto.

3. Release.

(a) Employee knowingly and voluntarily (for Employee and Employee’s heirs, executors, administrators and assigns) releases, waives, and forever discharges the Company, Janus, and Midco and each of their respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, shareholders and representatives, and each of their predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, may have from the beginning of time through the date upon which Employee executes and re-executes this Agreement (as applicable), including those Claims (i) arising out of, or relating to, Employee’s employment with any Released Parties through the date upon which Employee executes and re-executes this Agreement; (ii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Employee or in which Employee may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iii) arising out of, or relating to, Employee’s termination of employment from any of the Released Parties; or (iv) arising out of, or relating to, Employee’s status as an employee of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Employee Order Programs; the Fair Labor Standards Act; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Equal Employment for People with Disabilities Code; or their federal, state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; or any Claim under the Offer Letter. This is a general release that is intended to apply to all claims Employee may have against the Released Parties up to the date Employee executes or re-executes (as applicable) this Agreement, except those claims that cannot be waived pursuant to applicable laws.

(b) Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section 3, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(c) Nothing in this Section 3 shall release or impair: (i) Employee’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Employee executes or re-executes this Agreement; (ii) any right that cannot be waived by private agreement under law; or (iii) any Claim to enforce this Agreement. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(d) Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Section 3 and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Section 3.

(e) Employee acknowledges and agrees that the releases set forth in this Section 3 are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.

4. Cooperation; No Cooperation with Non-Governmental Third Parties. Employee shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties. Nothing contained herein shall restrict Employee’s response to a subpoena or to provide truthful testimony in any court or other governmental proceeding.

5. Consultation; Voluntary Agreement. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement (and Employee has done so to the extent desired). Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.

6. Consideration and Revocation Period. Employee acknowledges that Employee has twenty-one (21) calendar days to consider this Agreement, although Employee may sign it sooner. Employee has seven (7) calendar days after the date on which Employee executes this Agreement to revoke Employee’s consent to the Agreement. Such revocation must be in writing and must be e-mailed to Ramey Jackson (rameyj@janusintl.com), with a cc to Elliot Kahler (Elliot.Kahler@janusintl.com). Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Employee, this Agreement shall be null and void in its entirety. Provided that Employee does not revoke Employee’s execution of this Agreement within such seven (7) day period, the “Effective Date” shall occur on the eighth calendar day after the date on which Employee initially signs it.

7. Return of Company Property. Upon Employee’s re-execution of this Agreement, Employee acknowledges and agrees that Employee has returned all property of the Released Parties in Employee’s possession, custody, or control (including, but not limited to, phones, computers, keys, electronic devices, office equipment, records, identification cards, files, reports, computer disks, rolodexes, electronic passwords and documents containing confidential or business information, whether in hard copy or electronic format) to the Company. In the event any property of the Company is hereafter found to be in Employee’s possession, Employee will promptly return same to Company. So long as Employee cooperates with the Company to facilitate the (a) removal of all Protected Information (as defined below) from the cellular phone provided by the Company and (b) transfer of all mobile and data plans to Employee’s own account, Employee may retain Employee’s Company-provided cellular phone and the cellular number associated with such device.

8. Confidentiality, Restrictive Covenants, and Defend Trade Secrets Act.

(a) Employee will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information at any time. “Protected Information” means any and all non-public, trade secret, confidential and/or proprietary information of the Company and its affiliates; provided, however, that Protected Information shall not include: (i) information that becomes generally known to the public without violation of this Agreement or any other confidentiality obligation, and (ii) information that is disclosed to Employee by another party who is under no obligation of secrecy and has a bona fide right to disclose the information.

(b) Employee agrees to abide by all of his post-employment obligations, including, without limitation, the restrictive covenants and confidentiality provisions set forth in (i) Section 7 and Section 8 of the Class B Grant Agreement, (ii) the PSU Agreement, (iii) the Option Agreement, and (iv) the Plan, each of which are fully incorporated into this Agreement by reference (the “Restrictive Covenants”).

(c) Nothing in this Agreement shall prohibit or restrict Employee or Employee’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any

Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9. No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

10. Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee executes or re-executes (as applicable) this Agreement.

11. Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Delaware, and the Company, Janus, Midco, and Employee hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13. Breach. In addition to any remedies available under applicable law, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the Age Discrimination in Employment Act, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14. Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

15. Assignment; Third-Party Beneficiaries. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in Section 3, and it may be enforced by each of them. This Agreement, and each term reflected herein, is personal to Employee and does not reflect or set any precedent or course of dealing.

16. Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, any restrictive covenant, confidentiality, and intellectual property agreement entered into by Employee remains in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature.

17. Re-Execution of Agreement. The Company’s obligations under Section 2 of this Agreement are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement within ten (10) calendar days following the Separation Date. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 3 of this Agreement. Employee has seven (7) calendar days from the Re-Execution Date to revoke Employee’s re-execution of the Agreement. Such revocation must be in writing and must be e-mailed to Ramey Jackson (rameyj@janusintl.com), with a cc to Elliot Kahler (Elliot.Kahler@janusintl.com). Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Employee, the date of the releases and covenants set forth in Section 3 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven (7) day period, the “Second Release Effective Date” shall occur on the eighth calendar day after the date on which Employee re-executes it.

18. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or an exemption therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be construed and administered in accordance with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that Employee may incur on account of non-compliance with Code Section 409A. If any payment or benefit provided for herein would be subject to additional taxes and interest under Code Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Employee’s death or (b) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the below-indicated dates.

JANUS INTERNATIONAL GROUP, INC.

/s/ Ramey Jackson
By: Ramey Jackson, Chief Executive Officer

Dated: 6/22/2022

JANUS INTERNATIONAL GROUP, LLC
(with respect to Section 2(b) only)

/s/ Ramey Jackson
By: Ramey Jackson, Chief Executive Officer

Dated: 6/22/2022

JANUS MIDCO, LLC
(with respect to Section 2(b) only)

/s/ Ramey Jackson
By: Ramey Jackson, Chief Executive Officer

Dated: 6/22/222

EMPLOYEE:

/s/ Scott Sannes
Scott Sannes

Dated:	6/22/2022

RE-EXECUTED:

**NOT TO BE SIGNED
PRIOR TO LAST DAY OF EMPLOYMENT

Scott Sannes

Dated: